Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Perella Weinberg Partners for the registration of Class A shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2025, with respect to the consolidated financial statements of Perella Weinberg Partners, and the effectiveness of internal control over financial reporting of Perella Weinberg Partners, included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
August 1, 2025